UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 12, 2009
PARKER DRILLING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
1401 Enclave Parkway, Suite 600, Houston, Texas 77077
(Address of principal executive offices)
77077
(Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 11, 2009, Lynn G. Cullom, Principal Accounting Officer and Corporate Controller of Parker Drilling Company (the “Company”), advised the Company that she will resign from the Company effective June 19, 2009. Ms. Cullom has served the Company in various positions for approximately five years, having first joined the Company in 2004.
     The Company and Ms. Cullom have agreed to enter into a separation agreement that will provide Ms. Cullom with the payments and benefits that she would be entitled to receive under her existing employment agreement upon the termination of her employment by the Company. Accordingly, the separation agreement will provide that Ms. Cullom will receive, six months after the effective date of her resignation, a lump sum payment of approximately $274,471, which is equivalent to the highest annual base salary plus bonus paid to her during any of the three most recently completed calendar years. The Company will also agree to maintain Ms. Cullom’s group health plan and group dental plan for a period of 12 months following the effective date of her resignation. Thereafter, Ms. Cullom will be entitled to elect continuation coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Company’s procedures for COBRA administration.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2009	PARKER DRILLING COMPANY
	By:	/s/ W. Kirk Brassfield
W. Kirk Brassfield
Senior Vice President and Chief Financial Officer